Consent of Independent Registered Public Accounting Firm

The Board of Trustees

BNY Mellon Investment Funds III:

We consent to the use of our reports dated December 20, 2019, with respect to the financial statements of BNY Mellon Global Equity Income Fund and BNY Mellon International Bond Fund, each a series of The BNY Mellon Investment Funds III, as of October 31, 2019, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

February 24, 2020